Exhibit 10.1

SIXTH AMENDMENT TO SUPPLEMENTAL RETIREMENT AGREEMENT

This shall constitute the Sixth Amendment, made as of December 13, 2005, to that Supplemental Retirement Agreement made on September 21, 1999 (the “Agreement”), between Loews Corporation (the “Company”) and Arthur Rebell (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently serving as an executive employee of the Company, and the Company and the Executive desire that the Executive’s retirement benefits be supplemented on the terms and conditions set forth therein.

NOW, THEREFORE, the parties agree as follows:

Paragraph 1 of the Agreement is hereby amended by adding the following new clause (j):

“(j) Effective as of December 31, 2005 the Account shall be credited in an additional amount of $34,630. Interest Credits shall also continue to be made each year under paragraph 1(d) for all amounts in the Account. No duplication is hereby intended.”

Paragraph 1 of the Agreement shall be further amended by the adding of the following new clause (k):

“(k) Notwithstanding anything in any prior agreements between the Company and the Executive to the contrary, the 2005 Amount, including any real or notional interest or earnings on such amount, shall in all events be paid to the Executive within a reasonable time following the earliest to occur of the following (all terms used herein shall have the meanings ascribed to such terms under Section 409A of the Internal Revenue Code (the "Code") and any Treasury Regulations or other guidance issued thereunder): (i) the Executive's separation from service (except as provided below); (ii) the disability of the Executive; (iii) the death of the Executive; or (iv) the occurrence to the Executive of an unforeseeable emergency. In the event that the Executive is a Key Employee (as defined in Section 409A of the Code) of the Company at the time of his separation from service, distribution may only be made in connection with such separation from service at such time as shall be permitted under Section

409A of the Code. Interest will be credited to such amount during the time of any such delay required under the Code.

Payment to the Executive will be made as designated at the time of executing the agreement in the form of:

___x___	a single lump sum

_______
a single life annuity which is the actuarial equivalent of the single lump sum using the 30-year Treasury Rate for the fifth month preceding the annuity starting date and the mortality table described in Revenue Ruling 2001-62 (blend of 50% of male mortality and 50% of female mortality from the UP94 table projected to 2002).

_______
a joint and survivor annuity with a survivor benefit payable to the beneficiary equal to 25% 50% 100% (circle one) of the benefit payable to the Executive. This is the actuarial equivalent of the single life annuity using an interest rate of 7% and the mortality table described in Revenue Ruling 95-6 (blend of 50% of male mortality and 50% of female mortality from the 1983 Group Annuity Mortality Table).

_______
a guaranteed benefit annuity. A guaranteed benefit annuity is an annuity payable for the life of the Executive, with the excess, if any, of the value of the Account at the date benefits commence over the aggregate amount of payments made during the Executive's life, payable to the beneficiary of the Executive in a single lump sum. This is the actuarial equivalent of the single life annuity using the 30-year Treasury Rate for the fifth month preceding the annuity starting date and the mortality table described in Revenue Ruling 2001-62 (blend of 50% of male mortality and 50% of female mortality from the UP94 table projected to 2002).

Changes in the form of benefit payment selected above must be made at least one full year before payments are scheduled to commence and may not take effect until at least five years after payment would otherwise have been made. Acceleration of benefit payments will never be permitted, except as may be permitted under Section 409A of the Code. Notwithstanding the restrictions of the preceding two sentences, changes from one form of annuity to another (e.g. from a single life annuity to a joint and survivor annuity) may be made at any time prior to the date the benefit commences.

The provisions of this subparagraph (k), including the requirements regarding the form of payment and that payment be made only upon the occurrence of the specific events described above, shall apply only to the 2005 amount, which is subject to the provisions of Section 409A of the Code. Accordingly, unless published guidance issued pursuant to Section 409A of the Code shall require the application of the referenced restrictions to amounts other than the 2005 amount, any amounts to which the Executive had a nonforfeitable right as of December 31, 2004 shall not be subject to the restrictions of this subparagraph and payment of such amounts may be made in any form, and at such times, as otherwise permitted under the terms of the earlier agreements with the Executive.”

Paragraph 2 of the Agreement is hereby amended by renaming the original Paragraph 2 as clause 2(a) and adding the following new clause 2(b):

“(b) The Agreement is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and Treasury Regulations and published guidance issued pursuant thereto. Accordingly, the Agreement shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Company to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on or after January 1, 2005. Notwithstanding any provisions of the Agreement to the contrary, no otherwise permissible election or distribution shall be made or given effect under the Agreement that would result in income inclusion, interest and an excise tax equal to 20% of the amount of the deferred compensation required to be taken into income under Section 409A of the Code. In the event of any dispute between the Company and the Executive regarding the interpretation of Section 409A of the Code, the Company's interpretation shall control in all cases for purposes of this Agreement.”

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

LOEWS CORPORATION

By:	/s/ James S. Tisch
James S. Tisch
President

Accepted and Agreed to:

/s/ Arthur Rebell
The Executive